Exhibit 99.1

Liberty Global’s Australian Subsidiary AUSTAR
Receives a Non-Binding and Conditional
Acquisition Proposal from FOXTEL

Englewood, Colorado — May 25, 2011: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) announced today that its 54.2%-owned subsidiary, AUSTAR United Communications Limited (“AUSTAR”), has received an indicative, non-binding and conditional proposal (“Proposal”) from FOXTEL to acquire 100% of AUSTAR for a price of 1.52 Australian dollars (AUD) in cash per share. A copy of AUSTAR’s release to the Australian Securities Exchange is set forth below.

The Proposal values AUSTAR at AUD 2.5 billion (including net debt of AUD 525 million at March 31, 2011), representing an enterprise value multiple of approximately 10 times AUSTAR’s consolidated operating cash flow (as customarily defined by Liberty Global) for the 12 months ended March 31, 2011. Assuming definitive agreements are reached on the indicative terms and the conditions to closing are satisfied, Liberty Global would realize gross proceeds of AUD 1.0 billion ($1.1 billion based on the exchange rate at May 24, 2011) for its 688.5 million AUSTAR shares.

In light of the non-binding and conditional nature of the Proposal, no assurance can be given that the Proposal will lead to a definitive transaction. Further, to the extent a definitive transaction is entered into, no assurance can be given that the conditions to closing that definitive transaction will ultimately be satisfied.

Liberty Global is being advised by Allen & Overy in connection with this Proposal.

About Liberty Global, Inc.

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of March 31, 2011, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9800

News Release	26 May 2011

AUSTAR Receives Non-Binding and Conditional
Proposal from FOXTEL

AUSTAR United Communications Limited (AUSTAR) announces that it has received an indicative, non-binding and conditional proposal from FOXTEL to acquire AUSTAR at a price of $1.52 in cash per share (the “Proposal”).

The non-binding Proposal is subject to a number of conditions including but not limited to: (i) due diligence; (ii) financing; (iii) negotiation and execution of definitive transaction agreements; and (iv) final board approvals.

The AUSTAR Board, including representatives of Liberty Global, Inc. (LGI), believes the value ascribed to AUSTAR is appropriate in the context of a change of control transaction.  AUSTAR intends to work with FOXTEL over the coming weeks to satisfy the conditions upon which the Proposal has been made so the parties can enter into a definitive transaction.

If a definitive transaction is ultimately entered into by the parties, AUSTAR expects the transaction would be completed through an AUSTAR scheme of arrangement, which would be subject to a number of conditions including but not limited to: (i) ACCC and FIRB approval; (ii) an independent expert determining that the transaction is in the best interest of AUSTAR shareholders; (iii) minority shareholder and court approval; (iv) the receipt of an IRS ruling by LGI confirming LGI’s intended treatment of the transaction; and (v) other customary conditions for a transaction of this nature.

In light of the conditional nature of the Proposal, no assurance can be given that the Proposal will lead to a definitive transaction.  Further, to the extent a definitive transaction is entered into, no assurance can be given that the conditions relating to that definitive transaction will ultimately be satisfied.

AUSTAR will continue to update shareholders in accordance with its disclosure obligations.

AUSTAR has appointed Goldman Sachs and Freehills to advise AUSTAR in relation to this Proposal.

ENDS

Media Contacts:

Rebecca Tabakoff	Ilse Schache
T + 61 (0)2 8298 6100	T + 61 (0)2 8298 6100
M +61 (0)419 229 878	M +61 (0)416 041 768
E rebecca.tabakoff@fd.com	E ilse.schache@fd.com

Austar United Communications (AUSTAR) www.austarunited.com.au

AUSTAR (Australian Stock Exchange “AUN”) is a leading provider of subscription television services in regional and rural Australia, with more than 750,000 customers enjoying satellite digital television services. AUSTAR is also a significant provider of programming in the Australian television market through its 50% owned joint venture, XYZnetworks, which owns and/or distributes Nickelodeon, Nick Jr, Discovery Channel, Channel [V], [V]Hits, MAX, Arena, The Lifestyle Channel, Lifestyle Food, LifeStyle You, Country Music Channel and The Weather Channel. Liberty Global, Inc., the largest international broadband cable operator in terms of subscribers, holds an indirect controlling stake in AUSTAR.